Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-1 pertaining to the LaPorte Bancorp, Inc. initial public offering of our report dated April 6, 2007 on the consolidated financial statements of The LaPorte Savings Bank as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006. We also consent to the reference to Crowe Chizek and Company LLC as “experts” in the registration statement and prospectus.

/s/ Crowe Chizek and Company LLC

South Bend, Indiana

June 5, 2007